Registration Nos. 333-122168

333-56343

As filed with the Securities and Exchange Commission on December 1, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KINDER MORGAN ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	76-0380342
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

(Address of registrant’s principal executive offices)

Kinder Morgan Energy Partners, L.P. Common Unit

Compensation Plan for Non-Employee Directors

Kinder Morgan Energy Partners, L.P. Common Unit Plan

(Full title of Plans)

David R. DeVeau

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

(713) 369-9000

(Name, address and telephone number of agent for service)

Copy to:

Troy L. Harder

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas  77002-2770

Telephone: (713) 221-1456

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (File Nos. 333-122168 and 333-56343) of Kinder Morgan Energy Partners, L.P. (the “Registrant”) relating to common units of the Registrant issuable under the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors and the Kinder Morgan Energy Partners, L.P. Common Unit Plan (the “Plans”).

Effective on November 26, 2014, Kinder Morgan, Inc. (“KMI”) completed the acquisition of the Registrant, pursuant to the Agreement and Plan of Merger dated August 9, 2014 (the “Merger Agreement”), by and among KMI, P Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of KMI (“P Merger Sub”), the Registrant and the other parties thereto.

Pursuant to the Merger Agreement, P Merger Sub was merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of KMI (the “Merger”).  As a result of the transactions, each outstanding common unit of the Registrant was automatically converted into the right to receive the merger consideration described in the Merger Agreement.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common units which remain unsold at the termination of the offering, the Registrant, hereby de-registers any and all common units originally reserved for issuance under the Plans and registered under the Registration Statements listed above which remained unissued at the effective time of the transactions.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Kinder Morgan Energy Partners, L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 1, 2014.

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	Kinder Morgan G.P., Inc.,
its general partner

By:	/s/ Kimberly A. Dang
Name:	Kimberly A. Dang
Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 have been signed below by the following persons in the capacities as indicated on  December 1, 2014.

Signature	Title

/s/ Richard D. Kinder	Director, Chairman and Chief Executive Officer of Kinder Morgan G.P., Inc., its general partner
Richard D. Kinder
(Principal Executive Officer)

/s/ Kimberly A. Dang	Vice President and Chief Financial Officer of Kinder Morgan G.P., Inc., its general partner
Kimberly A. Dang
(Principal Financial and Accounting Officer)

/s/ Steven J. Kean	Director of Kinder Morgan G.P., Inc.,
Steven J. Kean	its general partner

/s/ David R. DeVeau	Director of Kinder Morgan G.P., Inc.,
David R. DeVeau	its general partner